UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

WARRIOR MET COAL, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

93627C101

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 93627C101	Page 2 of 49

1.	Name of reporting persons: GSO Special Situations Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,661,877
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,661,877
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,661,877
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 3 of 49

1.	Name of reporting persons: GSO SSOMF Locomotive Blocker Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,466,215
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,466,215
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,466,215
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 4 of 49

1.	Name of reporting persons: Steamboat Locomotive Blocker Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 168,955
	6.	Shared voting power: 0
	7.	Sole dispositive power: 168,955
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 168,955
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 5 of 49

1.	Name of reporting persons: GSO ADGM Locomotive Blocker Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 191,190
	6.	Shared voting power: 0
	7.	Sole dispositive power: 191,190
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 191,190
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 93627C101	Page 6 of 49

1.	Name of reporting persons: GSO Special Situations Overseas Master Fund Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,466,215
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,466,215
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,466,215
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 93627C101	Page 7 of 49

1.	Name of reporting persons: GSO Palmetto Opportunistic Investment Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 530,171
	6.	Shared voting power: 0
	7.	Sole dispositive power: 530,171
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 530,171
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.0%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 93627C101	Page 8 of 49

1.	Name of reporting persons: GSO Credit-A Partners L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 54,148
	6.	Shared voting power: 0
	7.	Sole dispositive power: 54,148
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 54,148
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 9 of 49

1.	Name of reporting persons: Steamboat Credit Opportunities Intermediate Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 168,955
	6.	Shared voting power: 0
	7.	Sole dispositive power: 168,955
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 168,955
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 93627C101	Page 10 of 49

1.	Name of reporting persons: GSO Coastline Credit Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 154,269
	6.	Shared voting power: 0
	7.	Sole dispositive power: 154,269
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 154,269
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 11 of 49

1.	Name of reporting persons: GSO Cactus Credit Opportunities Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 353,325
	6.	Shared voting power: 0
	7.	Sole dispositive power: 353,325
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 353,325
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.7%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 12 of 49

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund I LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 191,190
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 191,190
9.	Aggregate amount beneficially owned by each reporting person: 191,190
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 13 of 49

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 191,190
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 191,190
9.	Aggregate amount beneficially owned by each reporting person: 191,190
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 14 of 49

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund III LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 191,190
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 191,190
9.	Aggregate amount beneficially owned by each reporting person: 191,190
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 15 of 49

1.	Name of reporting persons: GSO Churchill Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 401,575
	6.	Shared voting power: 0
	7.	Sole dispositive power: 401,575
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 401,575
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 16 of 49

1.	Name of reporting persons: GSO Credit Alpha Fund AIV-2 LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 939,550
	6.	Shared voting power: 0
	7.	Sole dispositive power: 939,550
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 939,550
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 17 of 49

1.	Name of reporting persons: FS Global Credit Opportunities Fund
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 604,551
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 604,551
9.	Aggregate amount beneficially owned by each reporting person: 604,551
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%
12.	Type of reporting person (see instructions): IV

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CUSIP No. 93627C101	Page 18 of 49

1.	Name of reporting persons: FS Global Advisor, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 604,551
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 604,551
9.	Aggregate amount beneficially owned by each reporting person: 604,551
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%
12.	Type of reporting person (see instructions): IA

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CUSIP No. 93627C101	Page 19 of 49

1.	Name of reporting persons: Michael C. Forman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 604,551
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 604,551
9.	Aggregate amount beneficially owned by each reporting person: 604,551
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%
12.	Type of reporting person (see instructions): IN

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CUSIP No. 93627C101	Page 20 of 49

1.	Name of reporting persons: David J. Adelman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 604,551
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 604,551
9.	Aggregate amount beneficially owned by each reporting person: 604,551
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 93627C101	Page 21 of 49

1.	Name of reporting persons: GSO Churchill Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 401,575
	6.	Shared voting power: 0
	7.	Sole dispositive power: 401,575
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 401,575
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.8%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 22 of 49

1.	Name of reporting persons: GSO Credit-A Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 54,148
	6.	Shared voting power: 0
	7.	Sole dispositive power: 54,148
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 54,148
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 23 of 49

1.	Name of reporting persons: GSO Palmetto Opportunistic Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 530,171
	6.	Shared voting power: 0
	7.	Sole dispositive power: 530,171
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 530,171
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 24 of 49

1.	Name of reporting persons: GSO Credit Alpha Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 939,550
	6.	Shared voting power: 0
	7.	Sole dispositive power: 939,550
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 939,550
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.8%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 25 of 49

1.	Name of reporting persons: GSO Holdings I L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,925,444
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,925,444
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,925,444
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.6%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 26 of 49

1.	Name of reporting persons: GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,995,831
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,995,831
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,995,831
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.5%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 27 of 49

1.	Name of reporting persons: GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,995,831
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,995,831
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,995,831
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.5%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 28 of 49

1.	Name of reporting persons: Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,935,381
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,935,381
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,935,381
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.2%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 93627C101	Page 29 of 49

1.	Name of reporting persons: Blackstone Holdings II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 985,894
	6.	Shared voting power: 0
	7.	Sole dispositive power: 985,894
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 985,894
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 30 of 49

1.	Name of reporting persons: Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 5,921,275
	6.	Shared voting power: 0
	7.	Sole dispositive power: 5,921,275
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 5,921,275
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 11.1%
12.	Type of reporting person (see instructions): CO

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CUSIP No. 93627C101	Page 31 of 49

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 5,921,275
	6.	Shared voting power: 0
	7.	Sole dispositive power: 5,921,275
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 5,921,275
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 11.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 93627C101	Page 32 of 49

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 5,921,275
	6.	Shared voting power: 0
	7.	Sole dispositive power: 5,921,275
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 5,921,275
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 11.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 93627C101	Page 33 of 49

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 5,921,275
	6.	Shared voting power: 0
	7.	Sole dispositive power: 5,921,275
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 5,921,275
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 11.1%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 93627C101	Page 34 of 49

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 5,921,272
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 5,921,272
9.	Aggregate amount beneficially owned by each reporting person: 5,921,272
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 11.1%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 93627C101	Page 35 of 49

1.	Name of reporting persons: J. Albert Smith III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 5,921,272
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 5,921,272
9.	Aggregate amount beneficially owned by each reporting person: 5,921,272
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 11.1%
12.	Type of reporting person (see instructions): IN

Item 1.	(a)	Name of Issuer

Warrior Met Coal, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

16243 Highway 216
Brookwood, AL 35444

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

		(i)	GSO Special Situations Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
Citizenship: State of Delaware

		(ii)	GSO SSOMF Locomotive Blocker Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
Citizenship: Cayman Islands

		(iii)	Steamboat Locomotive Blocker Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

		(iv)	GSO ADGM Locomotive Blocker Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

		(v)	GSO Special Situations Overseas Master Fund Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(vi)	GSO Palmetto Opportunistic Investment Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vii)	GSO Credit-A Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(viii)	Steamboat Credit Opportunities Intermediate Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(ix)	GSO Coastline Credit Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(x)	GSO Cactus Credit Opportunities Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xi)	GSO Aiguille des Grands Montets Fund I LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Ontario, Canada

(xii)	GSO Aiguille des Grands Montets Fund II LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Ontario, Canada

(xiii)	GSO Aiguille des Grands Montets Fund III LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Ontario, Canada

(xiv)	GSO Churchill Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(xv)	GSO Credit Alpha Fund AIV-2 LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvi)	FS Global Credit Opportunities Fund
201 Rouse Boulevard
Philadelphia, PA 19112
Citizenship: State of Delaware

(xvii)	FS Global Advisor, LLC
201 Rouse Boulevard
Philadelphia, PA 19112
Citizenship: State of Delaware

(xviii)	Michael C. Forman
201 Rouse Boulevard
Philadelphia, PA 19112
Citizenship: United States

(xix)	David J. Adelman
201 Rouse Boulevard
Philadelphia, PA 19112
Citizenship: United States

(xx)	GSO Churchill Associates LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxi)	GSO Credit-A Associates LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxii)	GSO Palmetto Opportunistic Associates LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxiii)	GSO Credit Alpha Associates LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxiv)	GSO Holdings I L.L.C.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxv)	GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxvi)	GSO Advisor Holdings L.L.C.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxvii)	Blackstone Holdings I L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxviii)	Blackstone Holdings II L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxix)	Blackstone Holdings I/II GP Inc.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxx)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxi)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxii)	Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

(xxxiii)	Bennett J. Goodman
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

(xxxiv)	J. Albert Smith III
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

GSO Special Situations Fund LP (“Special Situations Fund”), GSO SSOMF Locomotive Blocker Ltd. (“SSOMF Fund”), Steamboat Locomotive Blocker Ltd. (“Steamboat Fund”), GSO ADGM Locomotive Blocker Ltd. (“ADGM Fund”), GSO Cactus Credit Opportunities Fund LP (“Cactus Fund”), GSO Churchill Partners LP (“Churchill Fund”), GSO Coastline Credit Partners LP (“Coastline Fund”), GSO Credit-A Partners LP (“Credit-A Fund”), GSO Palmetto Opportunistic Investment Partners LP (“Palmetto Fund”), GSO Credit Alpha Fund AIV-2 LP (“COCA AIV-2 Fund”, and collectively with Special Situations Fund, SSOMF Fund, Steamboat Fund, ADGM Fund, Cactus Fund, Churchill Fund, Coastline Fund, Credit-A Fund and Palmetto Fund, the “GSO Funds”) and FS Global Credit Opportunities Fund (“FS Fund”) directly hold the securities reported herein.

FS Global Advisor, LLC (“FS Advisor”) serves as the investment adviser of FS Fund, and in that respect holds discretionary investment authority for it. Michael C. Forman is Chief Executive Officer and a Manager of FS Advisor. David J. Adelman is a Manager of FS Advisor. As a result of the foregoing, each of Messrs. Forman and Adelman are control persons of FS Advisor.

GSO Special Situations Overseas Master Fund Ltd. is the sole shareholder of SSOMF Fund. Steamboat Credit Opportunities Intermediate Fund LP is the sole shareholder of Steamboat Fund. GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP and GSO Aiguille des Grands Montets Fund III LP are the shareholders of ADGM Fund. GSO Churchill Associates LLC is the general partner of Churchill Fund. GSO Credit-A Associates LLC is the general partner of Credit-A Fund. GSO Palmetto Opportunistic Associates LLC is the general partner of Palmetto Fund. GSO Credit Alpha Associates LLC is the general partner of COCA AIV-2 Fund. GSO Holdings I L.L.C. is the managing member of each of GSO Churchill Associates LLC, GSO Credit-A Associates LLC, GSO Palmetto Opportunistic Associates LLC and GSO Credit Alpha Associates LLC. Blackstone Holdings I L.P. is the managing member of GSO Holdings I L.L.C. with respect to the shares beneficially owned by GSO Credit Alpha Associates LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to shares beneficially owned by GSO Churchill Associates LLC, GSO Credit-A Associates LLC and GSO Credit Palmetto Opportunistic Associates LLC.

GSO Capital Partners LP is the investment manager or advisor with respect to the shares of Issuer common stock held by Special Situations Fund, SSOMF Fund, Steamboat Fund, ADGM Fund, Cactus Fund and Coastline Fund. Additionally, GSO Capital Partners LP acts as the non-discretionary investment sub-adviser to, and votes at the direction of, FS Advisor with respect to the securities held by FS Fund. GSO Advisor Holdings L.L.C. is the special limited partner of GSO Capital Partners LP with the investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the securities held by the GSO Funds.

Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed or who are otherwise party to the Joint Filing Agreement (as filed hereto as Exhibit 1) constitute a “group” for the purposes of Sections 13(d) and 13(g) of the Act and the rules thereunder. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”)

Item 2(e).	CUSIP Number: 93627C101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s respective reporting page.

As of December 31, 2017, (i) Special Situations Fund directly held 1,661,877 shares of Common Stock, (ii) SSOMF Fund directly held 1,466,215 shares of Common Stock, (iii) Steamboat Fund directly held 168,955 shares of Common Stock, (iv) ADGM Fund directly held 191,190 shares of Common Stock, (v) Cactus Fund directly held 353,325 shares of Common Stock, (vi) Churchill Fund directly held 401,575 shares of Common Stock, (vii) Coastline Fund directly held 154,269 shares of Common Stock, (viii) Credit-A Fund directly held 54,148 shares of Common Stock, (ix) Palmetto Fund directly held 530,171 shares of Common Stock, (x) COCA AIV-2 Fund directly held 939,550 shares of Common Stock, and (xi) FS Fund directly held 604,551 shares of Common Stock.

(b) Percent of class:

Calculations of the percentage of Common Stock beneficially owned assumes that there are a total of 53,446,284 shares of Common Stock outstanding as of November 6, 2017, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017. Based on this number of outstanding shares of Common Stock, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of the total number of outstanding shares of Common Stock as listed on such Reporting Person’s respective reporting page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 2(c).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018

GSO SPECIAL SITUATIONS FUND LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO SSOMF LOCOMOTIVE BLOCKER LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

STEAMBOAT LOCOMOTIVE BLOCKER LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADGM LOCOMOTIVE BLOCKER LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS L.P.
By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT-A PARTNERS L.P.
By: GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

STEAMBOAT CREDIT OPPORTUNITIES INTERMEDIATE FUND LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Warrior Met Coal, Inc. – Schedule 13G]

GSO COASTLINE CREDIT PARTNERS L.P.
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CACTUS CREDIT OPPORTUNITIES FUND LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND I LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND III LP
By: GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Warrior Met Coal, Inc. – Schedule 13G]

GSO CHURCHILL PARTNERS LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT ALPHA FUND AIV-2 LP
By: GSO Credit Alpha Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

FS GLOBAL CREDIT OPPORTUNITIES FUND

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

FS GLOBAL ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

MICHAEL C. FORMAN

By:	/s/ Michael C. Forman
Name:	Michael C. Forman

DAVID J. ADELMAN

By:	/s/ David J. Adelman
Name:	David J. Adelman

[Warrior Met Coal, Inc. – Schedule 13G]

GSO CHURCHILL ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT-A ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT ALPHA ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO HOLDINGS I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADVISOR HOLDINGS L.L.C.
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Warrior Met Coal, Inc. – Schedule 13G]

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Warrior Met Coal, Inc. – Schedule 13G]

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. ALBERT SMITH III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

[Warrior Met Coal, Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 14, 2018, among the Reporting Persons

Exhibit B	Power of Attorney, dated June 8, 2010, granted by Bennett J. Goodman in favor of Marisa Beeney.

Exhibit C	Power of Attorney, dated June 8, 2010, granted by J. Albert Smith in favor of Marisa Beeney.